Exhibit 3.3

INTUITIVE MACHINES, INC.
CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS OF

10.0 % SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151(g) OF THE
DELAWARE GENERAL CORPORATION LAW

The undersigned, Michael Blitzer, does hereby certify that:

1. He is the Co-Chief Executive Officer of Intuitive Machines, Inc., a Delaware corporation (the “Corporation”).

2. The Corporation is authorized to issue 25,000,000 shares of preferred stock, none of which have been issued.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 25,000,000 shares, $0.0001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of, except as otherwise set forth in the Purchase Agreement, up to 26,000 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF 10.0% SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Accrued Dividend” shall have the meaning set forth in Section 3(a).

“Accrued Value” means, as of any date, with respect to each share of Preferred Stock as of the determination date, the sum, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock, of (i) the Stated Value per share of Preferred Stock, plus (ii) the aggregate amount of any accrued PIK Dividends on such share of Preferred Stock as of such date, plus (iii) on each Semi-Annual Dividend Date and on a cumulative basis, an additional amount equal to the dollar value of all Cash Dividends and Securities Dividends that have accrued on such share pursuant to Section 3(a), whether or not declared, but that have not, as of such date, been added to the Accrued Value.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Alternate Consideration” shall have the meaning set forth in Section 7(e). “Annual Rate” means 10.0% per annum of the Preferred Stock Liquidation Amount.

“Applicable Price” shall have the meaning set forth in Section 7(b).

“Attribution Parties” shall have the meaning set forth in Section 6(d).

“Available Proceeds” shall have the meaning set forth in Section 5(c)(i).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(d).

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

“Buy-In” shall have the meaning set forth in Section 6(c)(iv).

“Cash Dividend” shall have the meaning set forth in Section 3(a).

“CEF Agreement” means that certain Common Stock Purchase Agreement, dated as of September 16, 2022, by and between the Corporation and CF Principal Investments LLC.

“Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the Corporation and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of the Corporation and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Class C Common Stock” means the Class C common stock, par value $0.0001 per share, of the Corporation and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.1 of the Purchase Agreement.

“Closing Date” means the Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto and all conditions precedent to (i) each Holder’s obligations to pay the Subscription Amount and (ii) the Corporation’s obligations to deliver the Securities have been satisfied or waived.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means, collectively, the Class A Common Stock, Class B Common Stock and Class C Common Stock.

“Common Stock Equivalents” means any securities of the Corporation that would entitle the holder thereof to acquire at any time Class A Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Class A Common Stock, and any securities of the Corporation that when paired with one or more other securities of the Corporation or another entity entitles the holder thereof to receive, Class A Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Class A Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Class A Common Stock and any securities of the Corporation that when paired with one or more other securities of the Corporation or another entity entitles the holder thereof to receive Class A Common Stock;

“Corporation Notice” shall have the meaning set forth in Section 8(a).

“Deemed Liquidation Event” shall mean: (i) a merger or consolidation in which (a)    the Corporation is a constituent party or (b) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation; provided, that, a Deemed Liquidation Event shall not include any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (ii) (a) the sale, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or (b) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one (1) or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale is to a wholly owned subsidiary of the Corporation.

“Delaware Courts” shall have the meaning set forth in Section 9(d). “Dilutive Issuance” shall have the meaning set forth in Section 7(b).

“Distribution” shall have the meaning set forth in Section 7(d).

“Effective Date” means the date that the Registration Statement filed by the Corporation pursuant to the Registration Rights Agreement is first declared effective by the Commission.

“Equity Conditions” means (i) the Class A Common Stock is duly authorized, listed and eligible for trading without restriction on a Trading Market, (ii) a resale registration statement shall be declared effective covering all Class A Common Stock issuable to the Holders, (iii) the Corporation’s filings with the U.S. Securities and Exchange Commission are current, (iv) issuance of additional shares of Class A Common Stock to the applicable Holder will not violate such Holder’s Beneficial Ownership Limitation and (v) the Corporation is in compliance with the Transaction Documents in all material respects.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Cap” shall have the meaning set forth in Error! Reference source not found..

“Exchange Cap Allocation” shall have the meaning set forth in Error! Reference source not found..

“Excluded Shares” shall have the meaning set forth in Section 8(b)(ii).

“Exempt Issuance” means the issuance of (a) any securities of the Corporation to employees, officers or directors, consultants, contractors, vendors or other agents of the Corporation pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Corporation, (b) securities upon the exercise or exchange of or conversion of any Securities issued pursuant to the Purchase Agreement and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the Subscription Date, provided that such securities have not been amended since the Subscription Dates to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, (c) the Underlying Shares, and (d) securities issued pursuant to any merger, acquisition or strategic transaction or partnership approved by a majority of the directors of the Corporation, provided that such securities are issued as “restricted securities” (as defined in Rule 144) and provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Corporation and shall provide to the Corporation additional benefits in addition to the investment of funds, but any such Exempt Issuance shall not include a transaction in which the Corporation is issuing securities (i) primarily for the purpose of raising capital, including an at-the-market offering, (ii) to an entity whose primary business is investing in securities or (iii) at a price equal to or less than the Floor Price.

“Floor Price” means $2.00 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction occurring after the date of the Purchase Agreement).

“Fundamental Transaction” shall have the meaning set forth in Section 7(e).

“Holder” shall have the meaning set forth in Section 2.

“Junior Securities” shall have the meaning set forth in Section 5(a).

“New Issuance Price” shall have the meaning set forth in Section 7(b).

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

“Option Value” means the value of an Option based on the Black and Scholes Option Pricing model obtained from the “OV” function on Bloomberg determined as of (A)   the Trading Day prior to the public announcement of the issuance of the applicable Option, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the applicable Option as of the applicable date of determination, (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of (A) the Trading Day immediately following the public announcement of the applicable Option if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iii) the underlying price per share used in such calculation shall be the highest weighted average price of the Class A Common Stock during the period beginning on the Trading Day prior to the execution of definitive documentation relating to the issuance of the applicable Option and ending on (A) the Trading Day immediately following the public announcement of such issuance, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iv) a zero cost of borrow and (v) a 360 day annualization factor.

“Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“PIK Dividend” shall have the meaning set forth in Section 3(a).

“Preferred Stock” shall have the meaning set forth in Section 2.

“Preferred Stock Liquidation Amount” shall have the meaning set forth in Section 5(b).

“Preferred Stock Register” shall have the meaning set forth in Section 2.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of September 16, 2022, among the Corporation and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Purchase Rights” shall have the meaning set forth in Section 7(c).

“Redemption Date” shall have the meaning set forth in Section 8(b)(i).

“Redemption Notice” shall have the meaning set forth in Section 8(b)(ii).

“Redemption Price” shall have the meaning set forth in Section 8(b)(i).

“Redemption Request” shall have the meaning set forth in Section 8(b)(i).

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Closing Date, among the Corporation and the original Holders, in the form of Exhibit B attached to the Purchase Agreement.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Underlying Shares by each Holder as provided for in the Registration Rights Agreement, including the Initial Registration Statement (as defined in the Registration Rights Agreement) and any additional Registration Statements which may be required thereunder.

“Required Holders” shall have the meaning set forth in Section 4(c).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Securities” means the Preferred Stock, the Warrants and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Dividend” shall have the meaning set forth in Section 3(a).

“Semi-Annual Dividend Date” shall mean June 1 and December 1 of each year.

“Share Delivery Date” shall have the meaning set forth in Section 6(c).

“Standard Settlement Period” shall have the meaning set forth in Section 6(c)(i).

“Stated Value” shall have the meaning set forth in Section 2.

“Subscription Amount” shall mean, as to each Holder, the aggregate amount to be paid for the Preferred Stock and the Warrants purchased pursuant to the Purchase Agreement as specified below such Holder’s name on the signature page of the Purchase Agreement and next to the heading “Subscription Amount,” in United States dollars and in immediately available funds.

“Subscription Date” shall mean September 16, 2022.

“Subsidiary” means any subsidiary of the Corporation as of the Closing Date and shall, where applicable, also include any direct or indirect subsidiary of the Corporation formed or acquired after the Subscription Date.

“Successor Entity” shall have the meaning set forth in Section 7(e).

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Class A Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Certificate of Designation, the Purchase Agreement, the Warrants, the Registration Rights Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Purchase Agreement.

“Transfer Agent” means Continental Stock Transfer & Trust Company, the current transfer agent of the Corporation, and any successor transfer agent of the Corporation.

“Underlying Shares” means the Conversion Shares and the Warrant Shares.

“Valuation Event” shall have the meaning set forth in Section 7(b)(iv).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Class A Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Class A Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Class A Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Class A Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Class A Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Class A Common Stock are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Class A Common Stock so reported, or (d) in all other cases, the fair market value of a share of Class A Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Preferred Stock then outstanding and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

“Warrant Shares” means, collectively, the shares of Class A Common Stock issuable upon exercise of the Warrants in accordance with the terms of the Warrants.

“Warrants” means, collectively, the warrants to purchase shares of Class A Common Stock issued pursuant to the Purchase Agreement.

Section 2. Designation, Amount and Par Value.

(a) The series of preferred stock shall be designated as its “10.0% Series A Cumulative Convertible Preferred Stock” and the number of shares so designated shall be up to 26,000 (which shall not be subject to increase without the written consent of the holders of a majority of the then outstanding Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Preferred Stock shall have a par value of $0.0001 per share and a stated value equal to $1,000 (the “Stated Value”).

(b) The Corporation shall register, or cause its Transfer Agent to register, shares of the Preferred Stock upon records to be maintained by the Corporation or its Transfer Agent for that purpose (the “Preferred Stock Register”), in the name of the Holders thereof from time to time. The Corporation may deem and treat the registered Holder of shares of Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Corporation shall register, or cause its Transfer Agent to register, the transfer of any shares of Preferred Stock in the Preferred Stock Register, upon surrender of the certificates evidencing such shares to be transferred, duly endorsed by the Holder thereof, to the Corporation at its address specified herein. Upon any such registration or transfer, a new certificate evidencing the shares of Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within three Business Days.

Section 3. Dividends.

(a) From and after the Closing, subject to the terms of this Section 3, cumulative dividends shall accrue on the Accrued Value of each share of Preferred Stock at the Annual Rate. Dividends on each share of Preferred Stock shall be cumulative and shall accrue daily from and after the Closing, but shall compound on a semi-annual basis on each Semi-Annual Dividend Date (each, an “Accrued Dividend”) whether or not earned or declared, and whether or not there are earnings or profits, surplus, or other funds or assets of the Corporation legally available for the payment of dividends. Each Accrued Dividend shall be paid, at the election of the Corporation, (i) in cash (a “Cash Dividend”), (ii) subject to the satisfaction on the applicable payment date of the Equity Conditions, in shares of Class A Common Stock at the VWAP on the applicable payment date (a “Securities Dividend”), or (iii) in kind by increasing the Accrued Value of such share (a “PIK Dividend”).

(b) The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required in this Certificate of Designation or the Corporation’s certificate of incorporation) the Holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to the sum of (i) the amount of the aggregate Accrued Dividends then accrued on such share of Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Class A Common Stock or any class or series that is convertible into Class A Common Stock, that dividend per share of Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Class A Common Stock and (2) the number of shares of Class A Common Stock issuable upon conversion of a share of Series A Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Class A Common Stock, at a rate per share of Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Accrued Value; provided that if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the Holders of Preferred Stock pursuant to this Section 3 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Preferred Stock dividend.

(c) Subject to Section 5 and Section 7, Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Preferred Stock (other than Accrued Dividends), on an as-converted basis, equal to and in the same form as dividends actually paid on shares of the Class A Common Stock when, as and if such dividends are paid on shares of the Class A Common Stock.

Section 4. Voting Rights.

(a) The Holders shall be entitled to notice of any meeting of stockholders of the Corporation and, except as otherwise required by law, shall vote together with the holders of Common Stock as a single class upon any matter submitted to the stockholders for a vote.

(b) On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of the stockholders of the Corporation (or by written consent in lieu of a meeting), a Holder, together with its Attribution Parties, shall be entitled to the number of votes equal to the number of whole shares of Class A Common Stock into which the shares of Preferred Stock held by such Holder, together with its Attribution Parties, as are convertible on the record date for determining stockholders entitled to vote on such matter (as adjusted from time to time pursuant to Section 6 hereof and subject to the Beneficial Ownership Limitation), but without regard as to whether sufficient shares of Class A Common Stock are available out of the Corporation’s authorized by unissued stock, for the purpose of effecting the conversion of the Preferred Stock.

(c) As long as 25% of the shares of Preferred Stock issued as of the Closing are outstanding, the Corporation shall not, without the affirmative vote or action by written consent of the Holders of a majority of the issued and outstanding shares of the Preferred Stock (the “Required Holders”):

(i) liquidate, dissolve or wind-up the affairs of the Corporation;

(ii) amend, alter or repeal the Corporation’s certificate of incorporation or bylaws, this Certificate of Designation or any similar document of the Corporation in a manner that adversely affects the powers, preferences or rights given to the Preferred Stock;

(iii) create or authorize the creation of or issue any other security convertible into or exercisable for any equity security unless such security ranks junior to the Preferred Stock with respect to its rights, preferences and privileges or increase the number of authorized shares of Preferred Stock; provided, however, that the Corporation may issue up to $50,000,000 in equity securities that are not Junior Securities without the consent of the Required Holders;

(iv) pay any cash dividend on any capital stock of the Corporation prior to payment of such cash dividend on the Preferred Stock or purchase or redeem and capital stock of the Corporation, other than capital stock repurchased at cost from former employees and consultants in connection with the cessation of their service; or

(v) incur or guarantee any indebtedness, if the aggregate indebtedness of the Corporation and its subsidiaries for borrowed money following such action would exceed $100,000,000; provided, however, that the Preferred Stock shall not be considered indebtedness for purposes of this calculation.

(d) Notwithstanding anything to the contrary herein, Section 6(d) may not be amended, modified or waived.

Section 5. Ranking; Liquidation.

(a) The Preferred Stock shall rank senior to all of the Common Stock and any class or series of capital stock of the Corporation currently existing or hereafter authorized, classified or reclassified (collectively, “Junior Securities”), in each case, as to dividends or distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily.

(b) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, and in the event of a Deemed Liquidation Event, the Holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds (as defined below), as applicable, before any payment shall be made to the holders of Common Stock or other Junior Securities by reason of their ownership thereof, an amount per share equal to the greater of (i) 100% of the Accrued Value or (ii) such amount per share as would have been payable had all shares of Preferred Stock been converted into Class A Common Stock pursuant to Section 6 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event based on the then effective rate of conversion and without giving effect to the Beneficial Ownership Limitation or any other limitations on conversion set forth herein (the amount payable pursuant to this sentence is hereinafter referred to as the “Preferred Stock Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Holders of shares of Preferred Stock the full amount to which they shall be entitled under this Section 5(b), the Holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(c) Deemed Liquidation Events.

(i) In the event of a Deemed Liquidation Event, if the Corporation does not effect a dissolution of the Corporation under the Delaware General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each Holder of Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such Holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause; (ii) to require the redemption of such shares of Preferred Stock, and (iii) if the Required Holders so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of Preferred Stock at a price per share equal to the Preferred Stock Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall redeem a pro rata portion of each Holder’s shares of Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts that would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. The provisions of Section 8 shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Preferred Stock pursuant to this Section 5(c)(i). Prior to the distribution or redemption provided for in this Section 5(c)(i), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event.

(ii) In any Deemed Liquidation Event, if Available Proceeds are in a form of property other than in cash, the value of such distribution shall be deemed to be the fair market value of such property. The determination of fair market value of such property shall be made in good faith by the Board of Directors of the Corporation, provided that to the extent such property consists of securities, the fair market value of such securities shall be determined as follows:

For securities not subject to investment letters or other similar restrictions on free marketability covered by Section 5(c)(iii) below,

a.	if traded on a Trading Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) Trading Day period ending three (3) days prior to the closing of the Deemed Liquidation Event;

b.	if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) Trading Day period ending three (3) days prior to the closing of such transaction; or

c.	if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

For the purposes of this Section 5(c)(ii), “closing prices” or “closing bid or sales prices” shall be deemed to be: (A) for securities traded primarily on a Trading Market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (B) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

(iii) The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board of Directors of the Corporation) from the market value as determined pursuant to Section 5(c)(ii) above so as to reflect the approximate fair market value thereof.

Section 6. Conversion.

(a) Conversions at Option of Holder. Each share of Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Holder thereof, into that number of shares of Class A Common Stock (subject to the limitations set forth in Section 6(d)) determined by dividing the Accrued Value of such share of Preferred Stock by the Conversion Price. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by e-mail attachment or by a nationally recognized overnight courier service such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Class A Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

(b) Conversion Price. The conversion price for each share of Preferred Stock is $12.00, subject to adjustment herein (the “Conversion Price”).

(c) Mechanics of Conversion

(i) Delivery of Conversion Shares Upon Conversion. Not later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder (A) the number of Conversion Shares being acquired upon the conversion of the Preferred Stock, which on or after the earlier of (i) the one year anniversary of the Original Issue Date or (ii) the Effective Date shall be free of restrictive legends and trading restrictions (other than those which may then be required by the Purchase Agreement), and (B) cash in an amount equal to any accrued and unpaid dividends, if any. On or after the earlier of (i) the one year anniversary of the Original Issue Date or (ii) the Effective Date, the Corporation shall deliver the Conversion Shares required to be delivered by the Corporation under this Section 6 electronically through the Depository Trust Company or another established clearing corporation performing similar functions. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Corporation’s primary Trading Market with respect to the Class A Common Stock as in effect on the date of delivery of the Notice of Conversion. Notwithstanding the foregoing, with respect to any Notice(s) of Conversion delivered at or prior to 12:00 p.m. (New York City time) on the Original Issue Date, the Corporation agrees to deliver the Conversion Shares subject to such notice(s) by 4:00 p.m. (New York City time) on the Original Issue Date.

(ii) Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such conversion, in which event the Corporation shall promptly return to the Holder any original Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion.

(iii) Obligation Absolute; Partial Liquidated Damages. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. In the event a Holder shall elect to convert any or all of the Accrued Value of its Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Accrued Value of Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to a Holder such Conversion Shares pursuant to Section 6(c)(i) by the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Accrued Value of Preferred Stock being converted, $25 per Trading Day (increasing to $50 per Trading Day on the third Trading Day and increasing to $100 per Trading Day on the sixth Trading Day after such damages begin to accrue) for each Trading Day after the Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(iv) Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable Conversion Shares by the Share Delivery Date pursuant to Section 6(c)(i), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Class A Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Class A Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Class A Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Preferred Stock equal to the number of shares of Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Class A Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(c)(i). For example, if a Holder purchases shares of Class A Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000, under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver Conversion Shares upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof.

(v) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other Holders of the Preferred Stock), not less than such aggregate number of shares of the Class A Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Preferred Stock (assuming for such purpose a Conversion Price equal to the Floor Price and any such conversions are made without regard to any limitations on conversion set forth herein). The Corporation covenants that all shares of Class A Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, if a Registration Statement is then effective under the Securities Act, shall be registered for public resale in accordance with such Registration Statement (subject to such Holder’s compliance with its obligations under the Registration Rights Agreement).

(vi) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share. Notwithstanding anything to the contrary contained herein, but consistent with the provisions of this subsection with respect to fractional Conversion Shares, nothing shall prevent any Holder from converting fractional shares of Preferred Stock.

(vii) Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

(d) Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Preferred Stock, and a Holder shall not have the right to convert all or any portion of the Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Class A Common Stock issuable upon conversion of the Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Class A Common Stock which are issuable upon (i) conversion of the remaining, unconverted Accrued Value of Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Preferred Stock or the Warrants) beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(d) applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of the Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request (which may be via email) of a Holder, the Corporation shall within one Trading Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% (or, upon election by a Holder prior to the issuance of any shares of Preferred Stock, 9.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Class A Common Stock issuable upon conversion of Preferred Stock held by the applicable Holder. A Holder, upon notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6(d) applicable to its Preferred Stock provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Class A Common Stock upon conversion of this Preferred Stock held by the Holder and the provisions of this Section 6(d) shall continue to apply. Any such increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation and shall only apply to such Holder and no other Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor Holder of Preferred Stock.

Section 7. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while this Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Class A Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Class A Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Preferred Stock or any cash distributions), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then each of the Conversion Price and the Floor Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Adjustment of Conversion Price upon Issuance of Common Stock. If and whenever on or after the Closing Date until the first date on which no shares of Preferred Stock are outstanding the Corporation issues or sells, or in accordance with this Section 7(c) is deemed to have issued or sold, any shares of Class A Common Stock (including the issuance or sale of shares of Class A Common Stock owned or held by or for the account of the Corporation, but excluding shares of Class A Common Stock deemed to have been issued or sold by the Corporation in connection with any Exempt Issuance) for a consideration per share (the “New Issuance Price”) (i) in the case of sales pursuant to the CEF Agreement, less than $8.00 and (ii) in the case of all other issues, sales, or in accordance with this Section 7(c) deemed issuances or sales, less than $10.00 (such price thresholds described in clauses (i) and (ii), collectively, the “Applicable Price”, and each such issue, sale or deemed issuance or sale, a “Dilutive Issuance”), then, immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to 120% of the New Issuance Price. For all purposes of the foregoing (including, without limitation, determining the adjusted Conversion Price and the New Issuance Price under this Section 7(c)), the following shall be applicable:

(i) Issuance of Options. If the Corporation in any manner grants or sells any Options and the lowest price per share for which one share of Class A Common Stock is at any time issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof is less than the Applicable Price, then such share of Class A Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Option for such price per share. For purposes of this Section 7(b)(i), the “lowest price per share for which one share of Class A Common Stock is at any time issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Class A Common Stock upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option or otherwise pursuant to the terms thereof and (y) the lowest exercise price set forth in such Option for which one share of Class A Common Stock is issuable (or may become issuable assuming all possible market conditions) upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof minus (2) the sum of all amounts paid or payable to the holder of such Option (or any other Person) upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option or otherwise pursuant to the terms thereof plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Option (or any other Person). Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such shares of Class A Common Stock or of such Convertible Securities upon the exercise of such Options or otherwise pursuant to the terms thereof or upon the actual issuance of such share of Class A Common Stock upon conversion, exercise or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Class A Common Stock is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof is less than the Applicable Price, then such share of Class A Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For purposes of this Section 7(b)(ii), the “lowest price per share for which one share of Class A Common Stock is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to one share of Class A Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security or otherwise pursuant to the terms thereof and (y) the lowest conversion price set forth in such Convertible Security for which one share of Class A Common Stock is issuable (or may become issuable assuming all possible market conditions) upon conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof minus (2) the sum of all amounts paid or payable to the holder of such Convertible Security (or any other Person) upon the issuance or sale of such Convertible Security plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Convertible Security (or any other Person). Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such shares of Class A Common Stock upon conversion, exercise or exchange of such Convertible Securities or otherwise pursuant to the terms thereof, and if any such issuance or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price has been or is to be made pursuant to other provisions of this Section 7(c), except as contemplated below, no further adjustment of the Conversion Price shall be made by reason of such issuance or sale.

(iii) Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Class A Common Stock increases or decreases at any time (other than proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to in Section 7(a) above), the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate (as the case may be) at the time initially granted, issued or sold. For purposes of this Section 7(b)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Class A Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 7(c) shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(iv) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction, (x) the Options will be deemed to have been issued for the Option Value of such Options and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued or sold for the difference of (I) the aggregate consideration received by the Corporation less any consideration paid or payable by the Corporation pursuant to the terms of such other securities of the Corporation, less (II) the Option Value. If any shares of Class A Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration other than cash received therefor will be deemed to be the net amount received by the Corporation therefor. If any shares of Class A Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Corporation will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Corporation will be the VWAP of such publicly traded securities on the date of receipt. If any shares of Class A Common Stock, Options or Convertible Securities are issued to the owners of the non- surviving entity in connection with any merger in which the Corporation is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Class A Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Corporation and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Corporation and the Required Holders. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Corporation.

(v) Record Date. If the Corporation takes a record of the holders of shares of Class A Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Class A Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Class A Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the shares of Class A Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

(vi) Expiration or Termination of Options or Convertible Securities. Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Securities (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Section 7(b), the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Securities (or portion thereof) never been issued.

(c) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a) or Section 7(b) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Class A Common Stock acquirable upon complete conversion of such Holder’s Preferred Stock (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(d) Pro Rata Distributions. During such time as this Preferred Stock is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Preferred Stock, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Class A Common Stock acquirable upon complete conversion of this Preferred Stock (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(e) Fundamental Transaction. If, at any time while this Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation (and all of its Subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Class A Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Class A Common Stock or 50% or more of the voting power of the common equity of the Corporation, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Class A Common Stock or any compulsory share exchange pursuant to which the Class A Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a stock split, combination or reclassification of shares of Class A Common Stock covered by Section 7(a)), or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires 50% or more of the outstanding shares of Common Stock or 50% or more of the voting power of the common equity of the Corporation (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 6(d) on the conversion of this Preferred Stock), the number of shares of capital stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Class A Common Stock for which this Preferred Stock is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 6(d) on the conversion of this Preferred Stock). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Class A Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents (as defined in the Purchase Agreement) in accordance with the provisions of this Section 7(d) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder of this Preferred Stock, deliver to the Holder in exchange for this Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Class A Common Stock acquirable and receivable upon conversion of this Preferred Stock (without regard to any limitations on the conversion of this Preferred Stock) prior to such Fundamental Transaction, and with a conversion price which applies the Conversion Price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation and the other Transaction Documents referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Corporation herein.

(f) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(g) Notice to the Holders.

(i) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder by facsimile or email a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation (and all of its Subsidiaries, taken as a whole), or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Preferred Stock, and shall cause to be delivered by facsimile or email to each Holder at its last facsimile number or email address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any of the Subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. For the avoidance of doubt, and without limiting the conversion rights of any Holder, each Holder shall remain entitled to convert the Accrued Value of this Preferred Stock (or any part hereof) during the twenty (20)-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

(h) Voluntary Adjustment By Corporation. Subject to the rules and regulations of the Trading Market, the Corporation may at any time, subject to the prior written consent of the Required Holders, reduce the then current Conversion Price to any amount and for any period of time deemed appropriate by the board of directors of the Corporation.

Section 8. Redemption.

(a) Redemption by the Corporation. Subject to the provisions of this Section 8 and unless prohibited by applicable law governing distributions to stockholders, at any time on or after the third anniversary of the Closing and from time to time thereafter, the Corporation may, in its sole discretion, redeem all or a portion of the outstanding shares of Preferred Stock:

(i) on or after the third anniversary of the Closing but prior to the fourth anniversary of the Closing, at a redemption price per share equal to 115% of the Accrued Value;

(ii) on or after the fourth anniversary of the Closing but prior to the fifth anniversary of the Closing, at a redemption price per share equal to 110% of the Accrued Value; and

(iii) on or after the fifth anniversary of the Closing, at a redemption price per share equal to 100% of the Accrued Value.

If, on the date of such redemption, applicable law governing distributions to stockholders prevents the Corporation from redeeming all shares of Preferred Stock scheduled to be redeemed, the Corporation shall be entitled to ratably redeem the maximum number of shares that it may redeem consistent with such law and any Preferred Stock not so redeemed shall remain outstanding. The Corporation shall provide written notice (the “Corporation Notice”) by first class mail postage prepaid, to each Holder of record (determined at the close of business on the Business Day next preceding the day on which the Corporation Notice is given) of the Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such Holder, notifying such Holder of the redemption to be effected, specifying the number of shares to be redeemed from such Holder, specifying the date of such redemption, the redemption price, the place at which payment may be obtained and calling upon such Holder to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed; provided that the date of redemption shall be not less than 15 days from the date of the Corporation Notice. Except as otherwise provided herein, on or after the applicable date of redemption, each Holder to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Corporation Notice, and thereupon the price of redemption of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. Notwithstanding anything herein to the contrary, each Holder shall remain entitled to convert the Accrued Value of its Preferred Stock (or any part thereof) during the 15-day period commencing on the date of the Corporation Notice through the applicable date of redemption.

(b) Redemption by the Holders.

(i) Unless prohibited by applicable law governing distribution to stockholders, shares of Preferred Stock shall be redeemed by the Corporation at a purchase price equal to the Accrued Value (the “Redemption Price”), if at any time and from time to time after the fifth (5th) anniversary of the Closing, the Required Holders deliver to the Corporation a written notice demanding redemption of all shares of Preferred Stock (the “Redemption Request”). The 20th day after the date of the Corporation Notice shall be referred to as the “Redemption Date.” Upon receipt of a Redemption Request, the Corporation shall apply all of its assets to any such redemption, and to no other corporate purpose, until the Redemption Price has been paid in full, except to the extent prohibited by Delaware law governing distributions to stockholders.

(ii) Following receipt of a Redemption Request, the Corporation shall send written notice of the mandatory redemption (the “Redemption Notice”) to each Holder of record of Preferred Stock not less than 15 days prior to the Redemption Date. The Redemption Notice shall state:

a.	the number of shares of Preferred Stock held by the Holder that the Corporation shall redeem on the Redemption Date;

b.	the Redemption Date and the Redemption Price;

c.	the date upon which the Holder’s right to convert such shares terminates; and

d.	for Holders of shares in certificated form, that the Holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

If the Corporation receives, on or prior to the 10th day after the date of delivery of the Redemption Notice to a Holder of Preferred Stock, written notice from a Holder of greater than 10% of the outstanding shares of Preferred Stock that such Holder elects to be excluded from the redemption provided in this Section 8(b), then the shares of Preferred Stock registered on the books of the Corporation in the name of such Holder at the time of the Corporation’s receipt of such notice shall thereafter be “Excluded Shares.” Excluded Shares shall not be redeemed or redeemable pursuant to this Section 8(b), whether on such Redemption Date or thereafter.

(iii) On the Redemption Date, the Corporation shall redeem the Preferred Stock owned by each Holder; provided, however, that Excluded Shares shall not be redeemed. If on the Redemption Date Delaware law governing distributions to stockholders prevents the Corporation from redeeming all shares of Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law. In the event that any portion of the Redemption Price has not been paid within five (5) Business Days following the Redemption Date, interest on such unpaid portion of the Redemption Price shall accrue thereon until such amount is paid in full at a rate equal to the lesser of (i) 24.0% per annum and (ii) the maximum rate permitted under applicable law. Such interest shall be paid by the Corporation, in its sole discretion, (i) in cash or (ii) subject to the satisfaction of the Equity Conditions at the time of payment, shares of Class A Common Stock.

(c) Rights Subsequent to Redemption. Upon the redemption of shares of Preferred Stock pursuant to Section 8(a) or Section 8(b), all rights with respect to such shares of Preferred Stock shall immediately terminate, except with respect to the right of the Holders to receive the applicable redemption price with respect to such shares of Preferred Stock in accordance with Section 8(a) or Section 8(b), as applicable.

Section 9. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by e-mail attachment, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above Attention: Stephen Altemus, 3700 Bay Area Blvd. Houston, TX 77058, e-mail address steve@intuitivemachines.com, or such other e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile or e-mail attachment, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number, e-mail address or address of such Holder appearing on the books of the Corporation, or if no such facsimile number, e-mail address or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or e-mail attachment at the e-mail address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or e-mail attachment at the e-mail address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages and accrued dividends, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c) Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall issue or cause to be issued, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation (which shall not include the posting of any bond). The applicant for a new certificate under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement certificate.

(d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. All legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Certificate of Designation (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of Wilmington, Delaware, County of New Castle (the “Delaware Courts”). The Corporation and each Holder hereby irrevocably submits to the exclusive jurisdiction of the Delaware Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Delaware Courts, or such Delaware Courts are improper or inconvenient venue for such proceeding. The Corporation and each Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Corporation and each Holder hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If the Corporation or any Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(e) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

(f) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(i) Status of Converted or Redeemed Preferred Stock. Shares of Preferred Stock may only be issued pursuant to the Purchase Agreement. If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as 10.0% Series A Cumulative Convertible Preferred Stock.

(j) Tax Withholding. The Corporation agrees that, provided that each Holder delivers to the Corporation a properly executed IRS Form W-9 or other certification satisfactory to the Corporation certifying as to such Holder’s status (or the status of such Holder’s beneficial owner(s)) as a United States person (within the meaning of Section 7701(a)(30) of the Code) and such Holder’s (or such beneficial owners’) eligibility for complete exemption from backup withholding (“U.S. Person Certification”), under current law the Corporation (including any paying agent of the Corporation) shall not be required to, and shall not, withhold on any payments or deemed payments to any such Holder. In the event that any Holder fails to deliver to the Corporation such properly executed U.S. Person Certification, the Corporation reasonably believes that a previously delivered U.S. Person Certification is no longer accurate and/or valid, or there is a change in law that affects the withholding obligations of the Corporation, the Corporation and its paying agent shall be entitled to withhold taxes on all payments made to the relevant Holder in the form of cash or otherwise treated, in the Corporation’s reasonable discretion, as a dividend for U.S. federal tax purposes or to request that the relevant Holder promptly pay the Corporation in cash any amounts required to satisfy any withholding tax obligations, in each case, to the extent the Corporation or its paying agent determines in good faith it is required to deduct and withhold tax on payments to the relevant Holder under applicable law; provided, that the Corporation shall use commercially reasonable efforts to notify the relevant Holder of any required withholding tax reasonably in advance of the date of the relevant payment. In the event that the Corporation does not have sufficient cash with respect to any Holder from withholding on cash payments otherwise payable to such Holder and cash paid to the Corporation by such Holder to the Corporation pursuant to the immediately preceding sentence, the Corporation and its paying agent shall be entitled to withhold taxes on deemed payments, including distributions of additional Preferred Stock in lieu of cash and constructive distributions on the Preferred Stock to the extent required by law, and the Corporation and its paying agent shall be entitled to satisfy any required withholding tax on non-cash payments (including deemed payments) through a sale of a portion of the Preferred Stock received as a dividend or from cash dividends or sales proceeds subsequently paid or credited on the Preferred Stock.

(k) Tax Treatment. Absent a change in law, Internal Revenue Service practice or a contrary determination (as defined in Section 1313(a) of the Internal Revenue Code, as amended (the “Code”)), each holder of Preferred Stock and the Corporation shall not treat the Preferred Stock (based on their terms as set forth in this Certificate of Designation) as “preferred stock” within the meaning of Section 305 of the Code and Treasury Regulation Section 1.305-5 for United States federal income tax and withholding tax purposes and shall not take any position inconsistent with such treatment.

*********************

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Co-Chief Executive Officer this 10th day of February, 2023.

INTUITIVE MACHINES, INC.
By:	/s/ Michael Blitzer
Name:	Michael Blitzer
Title:	Co-Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES
OF 10.0% SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of 10.0% Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), indicated below into shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of Inflection Point Acquisition Corp., a Cayman Islands exempted company (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Class A Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Purchase Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: _____________________________________________________________
Number of shares of Preferred Stock owned prior to Conversion: ________________________________
Number of shares of Preferred Stock to be Converted: _________________________________________
Accrued Value of shares of Preferred Stock to be Converted: ___________________________________
Number of shares of Class A Common Stock to be Issued: _____________________________________
Applicable Conversion Price: ___________________________________________________________
Number of shares of Preferred Stock subsequent to Conversion: _________________________________
Address for Delivery: _________________________________________________________________
or

DWAC Instructions:
Broker no: ____________
Account no: __________

[HOLDER]

By:
Name:
Title:

Annex A